EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-95657 and No. 333-148383 on Forms S-8 of our report dated July 10, 2007, relating to the 2007 consolidated financial statements and financial statement schedule of Parlux Fragrances, Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to transactions with related parties as described in Note 2) appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2009.

Deloitte & Touche LLP

Certified Public Accountants

Boca Raton, Florida

May 22, 2009